Exhibit 99(d)

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

CONDENSED STATEMENTS OF CONSOLIDATED INCOME (LOSS)

(Unaudited)

(millions of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Operating revenues	$1,993	$1,945	$3,992	$3,711
Fuel, purchased power costs and delivery fees	(1,074)	(957)	(2,121)	(1,800)
Net gain (loss) from commodity hedging and trading activities	67	(248)	1,280	880
Operating costs	(229)	(174)	(426)	(343)
Depreciation and amortization	(345)	(283)	(681)	(559)
Selling, general and administrative expenses	(180)	(192)	(363)	(363)
Franchise and revenue-based taxes	(26)	(22)	(49)	(46)
Impairment of goodwill	—	—	—	(70)
Other income	76	2	89	5
Other deductions	(5)	(4)	(10)	(14)
Interest income	21	12	42	19
Interest expense and related charges	(917)	(164)	(1,664)	(562)

Income (loss) before income taxes	(619)	(85)	89	858

Income tax (expense) benefit	212	26	(46)	(341)

Net income (loss)	(407)	(59)	43	517

Net (income) loss attributable to noncontrolling interests	1	—	—	—

Net income (loss) attributable to TCEH	$(406)	$(59)	$43	$517

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

CONDENSED STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(millions of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net income (loss)	$(407)	$(59)	$43	$517

Other comprehensive income (loss), net of tax effects:

Cash flow hedges:
Net increase (decrease) in fair value of derivatives (net of tax (expense) benefit of $—, $—, $— and $9)	—	1	—	(16)
Derivative value net loss related to hedged transactions recognized during the period and reported in net income (loss) (net of tax benefit of $8, $17, $18 and $32)	17	32	36	58

Total effect of cash flow hedges	17	33	36	42

Comprehensive income (loss)	(390)	(26)	79	559

Comprehensive (income) loss attributable to noncontrolling interests	1	—	—	—

Comprehensive income (loss) attributable to TCEH	$(389)	$(26)	$79	$559

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

(Unaudited)

(millions of dollars)

	Six Months Ended June 30, 2010	Six Months Ended June 30, 2009
Cash flows — operating activities:
Net income	$43	$517
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	840	765
Deferred income tax expense – net	10	308
Impairment of goodwill	—	70
Increase of toggle notes in lieu of cash interest	110	98
Net gain on sales of assets	(81)	—
Unrealized net (gains) losses from mark-to-market valuations of commodity positions	(848)	(710)
Unrealized net (gains) losses from mark-to-market valuations of interest rate swaps	361	(665)
Bad debt expense	59	44
Stock-based incentive compensation expense	5	5
Losses on dedesignated cash flow hedges (interest rate swaps)	53	84
Other, net	4	4
Changes in operating assets and liabilities:
Impact of accounts receivable securitization program	(383)	80
Margin deposits – net	25	98
Other operating assets and liabilities	(54)	(202)

Cash provided by operating activities	144	496

Cash flows — financing activities:
Issuances of long-term debt	—	435
Retirements/repurchases of long-term debt	(186)	(169)
Net short-term borrowings under accounts receivable securitization program	158	—
Decrease in other short-term borrowings	(218)	—
Notes/loans from affiliates	770	—
Decrease in income tax-related note payable to Oncor	(17)	(17)
Contributions from noncontrolling interests	14	32
Advances from affiliates	—	(3)
Debt issuance costs	—	(1)
Other, net	20	—

Cash provided by financing activities	541	277

Cash flows — investing activities:
Net notes/loans to affiliates	(199)	(448)
Capital expenditures	(550)	(733)
Nuclear fuel purchases	(66)	(87)
Money market redemptions	—	142
Proceeds from sale of assets	141	1
Proceeds from sale of environmental allowances and credits	6	7
Purchases of environmental allowances and credits	(10)	(14)
Reduction of restricted cash related to letter of credit facility	—	115
Other changes in restricted cash	(5)	3
Proceeds from sales of nuclear decommissioning trust fund securities	803	2,231
Investments in nuclear decommissioning trust fund securities	(811)	(2,238)
Other, net	(10)	22

Cash used in investing activities	(701)	(999)

Net change in cash and cash equivalents	(16)	(226)
Cash received from VIE	7	—
Cash and cash equivalents — beginning balance	94	479

Cash and cash equivalents — ending balance	$85	$253

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(millions of dollars)

	June 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$85	$94
Restricted cash	6	1
Trade accounts receivable — net, (2010 includes $880 in pledged amounts related to a VIE)	1,272	1,009
Notes receivable from affiliates	1,631	1,432
Inventories	401	393
Commodity and other derivative contractual assets	2,750	2,339
Accumulated deferred income taxes	103	—
Margin deposits related to commodity positions	173	187
Other current assets	51	47

Total current assets	6,472	5,502
Restricted cash	1,135	1,135
Receivable from affiliate	—	85
Investments	536	590
Property, plant and equipment — net	20,548	20,980
Goodwill	10,252	10,252
Intangible assets — net	2,489	2,593
Commodity and other derivative contractual assets	2,132	1,533
Other noncurrent assets, principally unamortized debt issuance costs	495	553

Total assets	$44,059	$43,223

LIABILITIES AND MEMBERSHIP INTERESTS

Current liabilities:
Short-term borrowings (2010 amount includes $158 for VIEs)	$893	$953
Advances from parent	3	3
Long-term debt due currently	232	294
Trade accounts payable	708	748
Trade accounts and other payables to affiliates	241	203
Notes payable to affiliate	770	—
Commodity and other derivative contractual liabilities	2,512	2,310
Margin deposits related to commodity positions	530	520
Accrued income taxes payable to parent	28	53
Accumulated deferred income taxes	—	1
Accrued taxes other than income	79	75
Accrued interest	311	303
Other current liabilities	212	338

Total current liabilities	6,519	5,801
Accumulated deferred income taxes	5,643	5,523
Commodity and other derivative contractual liabilities	1,336	1,060
Notes or other liabilities due affiliates	347	217
Long-term debt held by affiliates	386	143
Long-term debt, less amounts due currently	29,267	29,516
Other noncurrent liabilities and deferred credits	2,239	2,746

Total liabilities	45,737	45,006

Commitments and Contingencies

Membership interests:
TCEH membership interests	(1,747)	(1,831)
Noncontrolling interests in subsidiaries	69	48

Total membership interests	(1,678)	(1,783)

Total liabilities and membership interests	$44,059	$43,223